Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements No. 333-115056 for the Hospira 2004 Long-Term Stock Incentive Plan; Nos. 333-115058 and 333-120074 for the Hospira 401(k) Retirement Savings Plan and the Hospira Ashland Union 401(k) Plan and Trust; and No. 333-127844 for the Hospira Puerto Rico Retirement Savings Plan, on Form S-8 of our reports dated February 27, 2007 relating to the financial statements and financial statement schedule of Hospira, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006, and the Company’s adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), on December 31, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hospira, Inc. for the year ended December 31, 2006.

Deloitte & Touche LLP

Chicago, Illinois
February 27, 2007